Exhibit 10.1

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT is made effective as of January 6, 2010 (“Agreement”) by and between CHINA HGS REAL ESTATE INC., a Florida corporation (“Company”), and Gordon H. Silver (“Director”).

WHEREAS, it is essential to the Company to attract and retain as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, the parties agree as follows:

1.    Service as Director. Director will serve as a director of the Company in accordance with the bylaws of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving as Chairperson of any Committee of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member and (3) act in a good manner not opposed to the best interests of the Company.

2.    Compensation and Expenses.

(a)    Director Compensation.    The Company will pay to Director an annual compensation (the “Compensation”) of $24,000 cash plus annual stock options to purchase 12,000 shares of the Company’s common stock, pursuant to a nonstatutory stock option agreement executed upon the date of grant in substantially the form attached hereto as Exhibit A. The Board reserves the right to increase the Compensation from time to time, but may not reduce the Compensation below the amounts stated above. If Director’s service on the Board or any Committee ends prior to completion of one year, as measured from the effective date, and each succeeding anniversary of the effective date, the Compensation for that year will be prorated on a per diem basis as appropriate to reflect the portion of the year during which services were rendered.

(b)    Expenses.    The Company will reimburse Director for all reasonable, out-of-pocket expenses, approved by the Company in advance, incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”).

(c)    Other Benefits.    The Board may from time to time authorize additional compensation and benefits for Director, including stock options or restricted stock.

   (d)    Payments.    The Company will pay the cash portion of the Compensation in four equal installments following the close of every quarter service of each year, measured from the effective date of the Agreement, and so forth in three month intervals. The stock option portion of the Compensation shall be issued by the beginning of each year. The Company will pay for Expenses as incurred upon submission of receipts and a written request for payment.  The Company may withhold from any payment any amount of withholding required by law.

 (e)    Insurance and Indemnification. This Agreement is effective only when the directors’ and officers’ insurance policy previously shown to the Director is in place and an indemnification agreement satisfactory to the Director is signed by the Company. When and if the Company anticipates the successful qualification of  its common stock for trading on NASDAQ or any similar exchange for securities trading, the Company shall use its commercially reasonable efforts to amend its existing directors’ and officers’ insurance policy to increase limits available to independent directors by approximately $5,000,000 or an amount which is determined and approved by the Board to be appropriate, with such insurance effective on date of such listing or as soon thereafter as possible, provided that such increase is in the best interests of the Company and its shareholders.

The Company has provided the Director with a summary of the limits and terms of its current Directors’ and Officers’ Liability Insurance (the “D&O Insurance”) and the provisions of its corporate by-laws and governing documents dealing with indemnification of directors (the “Indemnification Provisions”).  To the fullest extent permitted by applicable law, the Company agrees that it will not change the terms of such D&O Insurance or the Indemnification Provisions to the detriment of the Director at anytime while he is entitled to benefit of such D&O Insurance or Indemnification Provisions.

3.    Amendments and Waiver.    No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

4.    Binding Effect.    This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.    Severability.    The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

6.    Governing Law.    This Agreement will be governed by and construed and enforced in accordance with the laws of the State of  Florida applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.
 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

CHINA HGS REAL ESTATE INC.	DIRECTOR:

By: /s/ Zhu, Xiaojun	By: /s/ Gordon H. Silver
Name: Zhu, Xiaojun	Name: Gordon H. Silver
Title: Chief Executive Officer
Date: January 6, 2010	Date: January 6, 2010

Exhibit A

China HGS Real Estate Inc.
Nonstatutory Stock Option Agreement

1. Grant of Option.

This agreement evidences the grant by China HGS Real Estate Inc., a Florida corporation (the “Company”), on January 6, 2010 (the “Grant Date”) to Gordon H. Silver, a director of the Company (the “Optionee”), of an option to purchase, in whole or in part, a total of 12,000 shares (the “Shares”) of common stock, 0.001 par value per share, of the Company (“Common Stock”) at $2.60 per Share (the “Option”).  Unless earlier terminated, this Option shall expire at 5:00 p.m., Eastern time, on the 5th anniversary of the Grant Date (the “Final Exercise Date”).

It is intended that the Option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the US Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Optionee”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

This Option will become exercisable (“vest”) as to 20% of the original number of Shares on the Grant Date and 10% of the Shares at the end of every quarter thereafter. In addition, this Option shall vest if the Optionee dies or becomes disabled (as defined in Section 22(e)(3) of the Code) (“Disabled”).

The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof.

3. Exercise of Option.

(a) Form of Exercise. Each election to exercise this Option shall be in writing, or otherwise evidenced by option procedures established by the Company, and received by the Company, accompanied by payment in full in the manner provided herein for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(b) Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this Option, is, and has been at all times since the Grant Date, an employee, officer, director of the Company or consultant or advisor to the Company (an “Eligible Optionholder”).

(c) Termination of Relationship with the Company.  If the Optionee ceases to be an Eligible Optionholder for any reason, then, except as provided in paragraph (d) below, the right to exercise this option shall terminate 3 months after such cessation, except that this option shall be exercisable to the extent that the Optionee was entitled to exercise this Option on the date of such cessation.

(d) Exercise Period Upon Death or Disability.  If the Optionee dies or becomes Disabled prior to the Final Exercise Date while he or she is eligible to exercise the Option, then the Option shall be exercisable, within the period of twelve (12) months following the date the Optionee dies or becomes Disabled, by the Optionee (or in the case of death by an authorized transferee).

4. Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Optionee valued at their "Fair Market Value" (determined in the manner set forth below), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Optionee for such minimum period of time, if any, as may be established by the Board of Directors (the “Board”) in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) by delivery of a notice of “net exercise” to the Company, as a result of which the Ooptionee would pay the exercise price for the portion of the Option being exercised by cancelling a portion of the Option for such number of shares as is equal to the exercise price divided by the excess of the Fair Market Value on the date of exercise over the exercise price per share of the Option, or

(5) by any combination of the above permitted forms of payment.

(b) Fair Market Value.  Fair Market Value of a share of Common Stock for purposes of this agreement will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

(3) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of this agreement using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly.  The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

5. Miscellaneous.

(a) Nontransferability of Option.   This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Optionee, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Optionee, this option shall be exercisable only by the Optionee.

(b) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number, class of securities and exercise price per share of the Option shall be equitably adjusted by the Company (or substituted Options may be granted, if applicable) in the manner determined by the Board.  Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to the outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then if the Optionee exercises an Option between the record date and the distribution date for such stock dividend he shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Reorganization Event. In the event of

(1) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled; or

(2) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction; or

(3) any liquidation or dissolution of the Company, or

(4) any Change in Control as defined in Appendix A;

then the Option shall become immediately vested and exercisable.

(d) Governing Law.  The provisions of this Option shall be governed by and interpreted in accordance with the laws of the State of Florida, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

(e) S-8 and Similar Filings.                                           The Company shall promptly file a Form S-8 with the US Securities and Exchange Commission and any other filing (such as a reoffer prospectus) with any governmental entity, whenever requested by the Optionee, in such form as shall permit the Optionee to sell shares acquired on exercise of this Option without restriction under any US or other applicable securities laws.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

China HGS Real Estate Inc.
By: /s/ Xiaojun Zhu
Name:	Xiaojun Zhu
Title:	CEO and President

OPTIONEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions thereof.

Optionee:
/s/ Gordon H. Silver
Address:	2 Avery St., #26C
Boston, MA 02111 USA

Appendix A

Change in Control

A “Change in Control Event” shall mean:

(a)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the US Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (c) of this definition; or

(b)           such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company),  where the term “Continuing Director” means at any date a member of the Board (x) who was a nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)           the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)           the liquidation or dissolution of the Company.